SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Texas Capital Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	75-2679109 (I.R.S. Employer Identification Number)

2100 McKinney Avenue, Suite 900
Dallas, Texas 75201
(214) 932-6600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Texas Capital Bancshares, Inc. 1999 Omnibus Stock Plan
Texas Capital Bancshares, Inc. 2000 Employee Stock Purchase Plan

Joseph M. Grant, Chief Executive Officer
2100 McKinney Avenue, Suite 900
Dallas, Texas 75201
(214) 932-6600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to: Fred S. Stovall, Esq.
Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
(214) 758-1515

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities to	Amount to be	Offering Price per	Aggregate	Amount of
be Registered	Registered (1)	Share (2)	Offering Price (2)	Registration Fee

Common Stock, par value $.01 per share	3,261,786	$12.50	$40,772,325	$3,298.48

(1)     This Registration Statement covers (i) 3,101,786 shares of common stock that may be issued from time to time pursuant to the 1999 Omnibus Stock Plan, as amended, and (ii) 160,000 shares of common stock pursuant to the 2000 Employee Stock Purchase Plan.

(2)     Solely for the purpose of calculating the registration fee, the offering price per share and the aggregate offering price have been calculated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of common stock as reported by the Nasdaq National Market on October 2, 2003.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers:

•	Shares of our common stock underlying options that have been or may be issued to certain of our employees and directors under our 1999 Omnibus Stock Plan, as amended (the “1999 Plan”);

•	Shares of our common stock that have been or may be purchased by certain of our employees under our 2000 Employee Stock Purchase Plan (the “2000 Plan”); and

•	Certain resales of shares of our common stock that may be issued or may have been issued under either the 1999 Plan or the 2000 Plan.

     This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 pursuant to General Instruction C to Form S-8. The prospectus may be used for reoffers or resales of the shares that have been acquired by selling stockholders. The second part contains information required in the Registration Statement under Part II of Form S-8.

     The information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the “Commission”) as permitted by the Note in Part I of Form S-8. This information will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS

TEXAS CAPITAL BANCSHARES, INC.

COMMON STOCK

          This prospectus relates to an offering of 3,261,786 shares of Texas Capital Bancshares, Inc. common stock, which may be offered from time to time by the selling stockholders identified under the caption “Selling Stockholders” in this prospectus for their own accounts. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered under this prospectus. Although we will not receive any proceeds from the selling stockholders’ sale of shares of our common stock offered under this prospectus, we will receive proceeds from any cash exercises of the options held by selling stockholders under the 1999 Plan. All proceeds received as a result of the exercise of those options will be used as working capital for our operations.

          The shares of our common stock issued to the selling stockholders are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares of common stock on the Nasdaq National Market, in negotiated transactions, or through a combination of these methods, at prevailing market prices or at privately negotiated prices either directly or through agents or broker-dealers, or through any other means described in the section “Plan of Distribution” beginning on page 18.

          Our common stock is quoted on the Nasdaq National Market under the symbol “TCBI.” On October 2, 2003, the last reported sale price of our common stock was $12.80 per share. Our address is 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201 and our telephone number is (214) 932-6600.

          Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOT ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 2, 2003.

THE COMPANY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
INTEREST OF NAMED EXPERTS AND COUNSEL
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
SIGNATURES
EXHIBIT INDEX
EX-5.1 Opinion and Consent of Patton Boggs LLP
EX-23.1 Consent of Ernst & Young LLP

THE COMPANY

          Through our bank, Texas Capital Bank, we provide a wide range of banking services, primarily to the middle market business and high net worth individual segments of the Texas economy. We currently operate banking centers in our core markets, which are the greater Dallas/Fort Worth, Austin, Houston and San Antonio metropolitan areas. In addition, we also operate BankDirect, an Internet banking division of our bank.

RISK FACTORS

Before you invest in our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus before you decide to purchase shares of our common stock. The following risks and uncertainties are not the only ones we face. There may be additional risks that we do not currently know of or that we currently deem immaterial based on the information available to us. If any of these risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly and you could lose part or all of your investment.

Risks Related to Our Business

Our business strategy includes significant growth plans, and if we fail to manage our growth effectively as we pursue our expansion strategy, it could negatively affect our operations

          We intend to develop our business by pursuing a significant growth strategy. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. In order to execute our growth strategy successfully, we must, among other things:

•	identify and expand into suitable markets;

•	build our customer base;

•	maintain credit quality;

•	attract sufficient deposits to fund our anticipated loan growth;

•	attract and retain qualified bank management in each of our targeted markets;

•	identify and pursue suitable opportunities for opening new banking locations; and

•	maintain adequate regulatory capital.

          Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy.

We have a history of net operating losses

          Although we have generated operating profits for each fiscal quarter since March 2001, we incurred significant losses during our initial years of operations and cannot guarantee that we will be able to sustain profitability. Our losses were attributable in large part to expenses incurred in forming our business, establishing our operations and growing our business, which were funded with equity capital. We cannot assure you that our revenues will continue to be sufficient to cover our expenses or that capital will be available to us on satisfactory terms, or at all, to fund any shortfall between these costs and revenues. Consequently, if we are unable to generate profits on a consistent basis, our ability to compete effectively could be adversely affected.

We have a limited operating history and as a result our financial performance to date may not be a reliable indicator of whether our business strategy will be successful

          We did not commence significant operations with our current management and begin implementing our current strategy until December 1998, and our operations prior to that date were very limited. We have a very limited historical basis upon which to rely for gauging our business performance under normalized operations. Our prospects are subject to the risks and uncertainties frequently encountered by companies in their early stages of development, including the risk that we will not be able to implement our business plan or that our business plan will prove to be unprofitable. Accordingly, our financial performance to date may not be representative of our long-term future performance or indicative of whether our business strategy will be successful.

We may not be able to find suitable acquisition candidates

          We intend to make acquisitions that will complement or expand our business. However, we believe that there are a limited number of banks that will meet our acquisition criteria and, consequently, we cannot assure you that we will be able to identify suitable candidates for acquisitions. In addition, even if suitable candidates are identified, we expect to compete with other potential bidders for such businesses, many of which may have greater financial resources than we have. Our failure to find suitable acquisition candidates, or successfully bid against other competitors for acquisitions, could adversely affect our ability to successfully implement our business strategy.

We may be unable to manage our growth due to acquisitions, which could have an adverse effect on our financial condition or results of operations

          We believe that a portion of our growth will come from acquisitions of banks and other financial institutions. Such acquisitions involve risks of changes in results of operations or cash flows, unforeseen liabilities relating to the acquired institution or arising out of the acquisition, asset quality problems of the acquired entity and other conditions not within our control, such as adverse personnel relations, loss of customers because of change of identity, deterioration in local economic conditions and other risks affecting the acquired institution. In addition, the process of integrating acquired entities will divert significant management time and resources. We cannot assure you that we will be able to integrate successfully or operate profitably any financial institutions we may acquire. We may experience disruption and incur unexpected expenses in integrating acquisitions. There can be no assurance that any such acquisitions will enhance our business, results of operations, cash flows or financial condition, and such acquisitions may have an adverse effect on our results of operations, particularly during periods in which the acquisitions are being integrated into our operations.

We are dependent upon key personnel

          Our success depends to a significant extent upon the performance of certain key employees, the loss of whom could have an adverse effect on our business. Our key employees include Joseph M. Grant, our Chairman of the Board of Directors and Chief Executive Officer, George F. Jones, Jr., the President and Chief Executive Officer of our bank, and C. Keith Cargill, our bank’s Executive Vice President and Chief Lending Officer. Although we have entered into employment agreements with these employees, we cannot assure you that we will be successful in retaining these key employees.

Our operations are significantly affected by interest rate levels

          Our profitability is dependent to a large extent on our net interest income, which is the difference between interest income we earn as a result of interest paid to us on loans and investments and interest we pay to third parties such as our depositors and those from whom we borrow funds. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. Interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and from mismatches in the timing and rate at which our assets and liabilities reprice. Although we have implemented strategies which we believe reduce the potential effects of changes in interest rates on our results of operations, these strategies may not always be successful. In addition, any substantial and prolonged increase in market interest rates could reduce our customers’ desire to borrow money from us or adversely affect their ability to repay their outstanding loans by increasing their credit costs since most of our loans have adjustable interest rates that reset periodically. Any of these events could adversely affect our results of operations or financial condition.

We must effectively manage our credit risk

          There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The risk of nonpayment of loans is inherent in commercial banking. Although we attempt to minimize our credit risk by carefully monitoring the concentration of our loans within specific industries and through prudent loan application approval procedures, we cannot assure you that such monitoring and approval procedures will reduce these lending risks. Moreover, as we expand our operations into new geographic markets, our credit administration and loan underwriting policies will need to be adapted to the local lending and economic environments of these new markets. We cannot assure you that our credit administration personnel, policies and procedures will adequately adapt to any new geographic markets.

There are material risks involved in commercial lending that could adversely affect our business

          We generally invest a greater proportion of our assets in commercial loans than other banking institutions of our size, which typically invest a greater proportion of their assets in loans secured by single-family residences. Commercial loans generally involve a higher degree of credit risk than residential mortgage loans due, in part, to their larger average size and generally less readily-marketable collateral. Due to their size and the nature of their collateral, losses incurred on a small number of commercial loans could have a material adverse impact on our financial condition and results of operations. In addition, unlike residential mortgage loans, commercial loans generally depend on the cash flow of the borrower’s business to service the debt. Furthermore, a significant portion of our loans are dependent for repayment largely on the liquidation of assets securing the loan, such as inventory and accounts receivable. These loans carry incrementally higher risk, since their repayment is often dependent solely on the financial performance of the borrower’s business. Our business plan calls for continued efforts to increase our assets invested in commercial loans. An increase in non-performing loans could cause operating losses, impaired liquidity and the erosion of our capital, and could have a material adverse effect on our business, financial condition or results of operations.

If the value of real estate in our core Texas markets were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which would have a material adverse effect on us

          The market value of real estate, particularly real estate held for investment, can fluctuate significantly in a short period of time as a result of market conditions in the geographic area in which the real estate is located. If the value of the real estate serving as collateral for our loan portfolio were to decline materially, a significant part of our loan portfolio could become under-collateralized. As of June 30, 2003, approximately 41% of the collateral for the loans in our portfolio consisted of real estate. Of the real estate that collateralizes the loans in our portfolio, approximately one-third of the properties are real estate owned and occupied by businesses to which we have extended loans and the remaining two-thirds is real estate held for investment by the borrower. If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, then we may not be able to realize the amount of security that we anticipated at the time of originating the loan, which could have a material adverse effect on our provision for loan losses and our operating results and financial condition.

We may be responsible for environmental claims and other related costs of property we acquire through foreclosure, which could adversely affect our profitability

          A significant portion of our loan portfolio is secured by real property. In the course of our business, we may acquire properties that secure loans as a result of foreclosure. There is a risk that hazardous or toxic waste could be found on such properties. In such event, we could be held responsible for the cost of cleaning up or removing such waste, and such cost could significantly exceed the value of the underlying properties and adversely affect our profitability. To date, we have not been required to perform any investigation or clean up activities with respect to, nor have we been subject to any environmental claims on, any loans held in our loan portfolio or other properties we acquired. Although we have a policy that requires us to perform an environmental review before initiating any foreclosure action on real property, there can be no assurance that this will be sufficient to detect all potential environmental hazards.

Our financial condition and results of operations would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses

          Experience in the banking industry indicates that a portion of our loans will become delinquent, some of which may only be partially repaid or may never be repaid at all. Despite our underwriting criteria, we experience losses for reasons beyond our control, such as general economic conditions. Although we believe that our allowance for loan losses is maintained at a level adequate to absorb any inherent losses in our loan portfolio, these estimates of loan losses are inherently subjective and their accuracy depends on the outcome of future events. We may need to make significant and unanticipated increases in our loss allowances in the future, which would materially affect our results of operations in that period.

Bank regulators may require us to increase our allowance for loan losses, which could have a negative effect on our financial condition and results of operations

          Federal regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. The regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses required by these regulatory agencies could have a negative effect on our financial condition and results of operations.

Lack of seasoning of our loan portfolio may increase the risk of credit defaults in the future

          Most of the loans in our loan portfolio were originated within the past four years, and approximately 49% were originated within the past 18 months. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which is likely to be somewhat higher than current levels.

Until our portfolio becomes more seasoned, we must rely in part on the historical loan loss experience of other financial institutions and the experience of our management in determining our allowance for loan losses, and this may not be comparable to our loan portfolio

          Because most of our loans in our loan portfolio were originated relatively recently, our loan portfolio does not provide an adequate history of loan losses for our management to rely upon in establishing our allowance for loan losses. We therefore rely to a significant extent upon other financial institutions’ histories of loan losses and their allowance for loan losses, as well as our management’s estimates based on their experience in the banking industry, when determining our allowance for loan losses. There is no assurance that the history of loan losses and the reserving policies of other financial institutions and our management’s judgment will result in reserving policies that will be adequate for our business and operations or applicable to our loan portfolio.

Our business faces unpredictable economic conditions

          General economic conditions impact the banking industry. The credit quality of our loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which we conduct our business. Our continued financial success depends somewhat on factors beyond our control, including:

•	national and local economic conditions;

•	the supply and demand for investable funds;

•	interest rates; and

•	federal, state and local laws affecting these matters.

          Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on our financial condition and results of operations, which would likely adversely affect the market price of our common stock. Further, with the exception of our BankDirect customers which comprised 19% of our total deposits as of June 30, 2003, our bank’s customer base is primarily commercial in nature, and our bank does not have a significant branch network or retail deposit base. In periods of economic downturn, business and commercial deposits may tend to be more volatile than traditional retail consumer deposits and, therefore, during these periods our financial condition and results of operations could be adversely affected to a greater degree than those competitors that have a larger retail customer base.

Our business is concentrated in Texas and a downturn in the economy of Texas may adversely affect our business

          Substantially all of our business is located in Texas. As a result, our financial condition and results of operations may be affected by changes in the Texas economy. A prolonged period of economic recession or other adverse economic conditions in Texas may result in an increase in nonpayment of loans and a decrease in collateral value.

We compete with many larger financial institutions which have substantially greater financial resources than we have

          Competition among financial institutions in Texas is intense. We compete with other bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Many of these competitors have substantially greater financial resources, lending limits and larger branch networks than we do, and are able to offer a broader range of products and services than we can. Failure to compete effectively for deposit, loan and other banking customers in our markets could cause us to lose market share, slow our growth rate and may have an adverse effect on our financial condition and results of operations.

Our future profitability depends, to a significant extent, upon revenue we receive from our middle market business customers and their ability to meet their loan obligations

          At June 30, 2003, a substantial majority of our loan portfolio was comprised of loans to our middle market business customers. For the six month period ended June 30, 2003, a significant portion of our total interest and non-interest income was derived from middle market business customers. We expect that our future profitability will depend, to a significant extent, upon revenue we receive from middle market business customers, and their ability to continue to meet existing loan obligations. As a result, adverse economic conditions or other factors adversely affecting this market segment may have a greater adverse effect on us than on other financial institutions that have a more diversified customer base.

We compete in an industry that continually experiences technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements

          The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to improving the ability to serve customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities

          The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in our operations could have an adverse effect on our financial condition and results of operations. In addition, our operations are dependent upon our ability to protect the computer systems and network infrastructure utilized by us against damage from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and deter potential customers. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to protect customer transaction data. A failure of such security measures could have an adverse effect on our financial condition and results of operations.

Our success in the Internet banking market will largely depend on our ability to implement services competitive with similar services offered by other financial institutions

          The success of our Internet banking products and services will depend in large part on our ability to implement and maintain the appropriate technology. This includes our ability to provide services competitive with banks that are already using the Internet. If we are unable to implement and maintain the appropriate technology efficiently, it could affect our results of operations and our ability to compete with financial institutions.

Our success in attracting and retaining retail consumer deposits depends on our ability to offer competitive rates and services

          As of June 30, 2003, approximately 19% of our total deposits came from retail consumer customers through BankDirect, our Internet banking facility. The market for Internet banking is extremely competitive and allows retail consumer customers to access financial products and compare interest rates from numerous financial institutions located across the U.S. As a result, Internet retail consumers are more sensitive to interest rate levels than retail consumers who bank at a branch office. Our future success in retaining and attracting retail consumer customers depends, in part, on our ability to offer competitive rates and services.

We could be adversely affected by changes in the regulation of the Internet

          Our ability to conduct, and the cost of conducting, business may also be adversely affected by a number of legislative and regulatory proposals concerning the Internet, which are currently under consideration by federal, state, local and foreign governmental organizations. These proposals include, but are not limited to, the following matters:

•	on-line content;

•	user privacy;

•	taxation;

•	access charges;

•	liability for third-party activities; and

•	regulatory and supervisory authority.

          Moreover, it is uncertain how existing laws relating to these issues will be applied to the Internet. The adoption of new laws or the application of existing laws could decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have an adverse effect on our business, financial condition and results of operations. Furthermore, government restrictions on Internet content could slow the growth of Internet use and decrease acceptance of the Internet as a communications and commercial medium and thereby have an adverse effect on our financial condition and results of operations.

Risks Related to Our Industry

We are subject to significant government regulation

          We operate in a highly regulated environment and are subject to supervision and regulation by a number of governmental regulatory agencies, including the Federal Reserve System, or Federal Reserve, the Office of the Comptroller of the Currency, or OCC, and the Federal Deposit Insurance Corporation, or FDIC. Regulations adopted by these agencies, which are generally intended to provide protection for depositors and customers rather than for the benefit of stockholders, govern a comprehensive range of matters relating to ownership and control of our shares, our acquisition of other companies and businesses, permissible activities for us to engage in, maintenance of adequate capital levels and other aspects of our operations. The bank regulatory agencies possess broad authority to prevent or remedy unsafe or unsound practices or violations of law. In addition, future legislation and government policy, including with respect to bank deregulation and interstate expansion, could adversely affect the banking industry as a whole, including our results of operations. For example, new legislation or regulation may limit the manner in which we may conduct our business, including our ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads.

Recent legislation will change the way financial institutions conduct their business; we cannot predict the effect it will have upon us

          The Gramm-Leach-Bliley Financial Modernization Act was signed into law on November 12, 1999. Among other things, the Modernization Act repeals restrictions on banks affiliating with securities firms and insurance companies. It also permits bank holding companies that become financial holding companies to engage in additional financial activities, including insurance and securities underwriting and agency activities, merchant banking and insurance company portfolio investment activities. The Modernization Act may have the result of increasing the competition we face from larger banks and other companies. It is not possible to predict the full effect that the Modernization Act will have on us.

Risks Related to an Investment in Our Common Stock

The future trading price of our stock may fluctuate

          The market price of our common stock may also be subject to significant fluctuations in response to our future operating results and other factors, including market conditions. In recent years, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performances and prospects of individual companies.

Future sales of our common stock could depress the price of our common stock

          Sales of a substantial number of shares of our common stock in the public market by our stockholders after this offering, or the perception that these sales are likely to occur, could cause the market price of our common stock to decline. We currently have 24,814,282 outstanding shares of our common stock. There are currently approximately 10.5 million shares that may be traded, without restriction, in the public market. Upon the expiration of lock-up agreements entered into by our directors, officers, the selling stockholders and certain other significant stockholders in connection with the initial public offering of our common stock, which agreements expire on February 28, 2004, approximately 13.0 million additional shares will be eligible for sale in the public market, subject, in the case of our affiliates, to the volume restrictions of Rule 144.

Our existing management will maintain significant control over us following the offering

          Immediately following this offering, our current executive officers and directors will beneficially own approximately 13.9% of the outstanding shares of our common stock. These percentages may increase to the extent that the executive officers and directors elect to purchase shares in the future. Accordingly, our current executive officers and directors will be able to influence, to a significant extent, the outcome of all matters required to be submitted to our stockholders for approval (including decisions relating to the election of directors), the determination of day-to-day corporate and management policies and other significant corporate activities.

We have not historically paid, and do not presently intend to pay, cash dividends

          We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain earnings to finance operations and the expansion of our business. Therefore, any gains from your investment in our common stock must come from an increase in its market price.

We will be restricted in our ability to pay dividends to our stockholders

          We are a holding company with no independent sources of revenue and would likely rely upon cash dividends and other payments from our bank to fund the payment of future cash dividends, if any, to our stockholders. Payment of dividends by the bank to us would be subject to the prior approval of the OCC if the total of all dividends declared by the bank in any calendar year exceeds the sum of the bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. In addition, federal law also prohibits a national bank from paying dividends if it is, or such dividend payments would cause it to become, undercapitalized. At June 30, 2003, our bank was prohibited by these laws from paying any dividends to us without the OCC’s prior approval. If the bank is restricted from paying cash dividends to us, we would likely not be able to pay cash dividends to our stockholders.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult for you to receive a change in control premium

          Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. These provisions include advance notice for nominations of directors and stockholders’ proposals. In addition, our certificate of incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval (unless otherwise required by the rules of any stock exchange on which our common stock is then listed), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future. In addition, as a

Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.

There are substantial regulatory limitations on changes of control

          With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquiror is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

          This Registration Statement includes “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include, but are not limited to, statements relating to:

•	future revenues, expenses and profitability; and

•	the future development and expected growth of our business.

          You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “aims,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions. This information does not guarantee future performance and is subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” and elsewhere in this Registration Statement. The forward-looking statements reflect our view only as of the date of this Registration Statement, and we do not assume any obligation to update or correct these forward-looking statements except to the extent we are required to do so by applicable law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this Registration Statement.

USE OF PROCEEDS

          All of the shares of our common stock being offered by means of this prospectus will be sold by selling stockholders, who will receive all proceeds from any sales. We will not receive any proceeds from the sale of our shares by the selling stockholders. We will, however, receive proceeds from any cash exercises of the options by the selling stockholders under the 1999 Plan. All proceeds received as a result of the exercise of these options will be used as working capital for our operations. In addition, other than the completion and filing of this Registration Statement, we will not participate in the reoffering or resale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our common stock held, as of October 2, 2003, by, and the number of shares of common stock being offered by, each stockholder who is selling shares pursuant to this prospectus, other than certain persons who are not our affiliates, each of whom may sell up to 1,000 shares of our common stock pursuant to this prospectus. Beneficial ownership is determined under the rules of the Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, to our knowledge, the selling stockholder has sole voting and investment power as to the shares shown, subject to community property laws where applicable.

	Shares Beneficially Owned			Shares Beneficially Owned
	Before			After
	the Offering			the Offering(1)

			Maximum Number of
Name	Number	Percentage (2)	Shares to be Offered	Number	Percentage (2)

William Alton	2,240	*	2,240	—
Ronald Baker	1,477	*	1,477	—
Chris Cowan	3,563	*	3,563	—
Mary Cunningham	2,507	*	2,507	—
Nancy Denton	11,060	*	7,860	3,200	*
Craig Dixon	2,913	*	2,913	—
David Folz	33,775	*	14,775	19,000	*
David Frase	2,754	*	2,754	—
David Fraser	2,892	*	2,892	—
Carla Gaither	1,259	*	1,259	—
Karen Green	2,200	*	2,200	—
Laurie Griffith	1,948	*	1,948	—
Raleigh Hortenstine III (3)	244,500		54,100	190,400	*
John Hudgens	1,542	*	1,542	—
Mark Johnson	2,840	*	2,840	—
Robert Kraus	1,600	*	1,600	—
Barry Kromann	4,502	*	4,502	—
David Lundgren	1,454	*	1,454	—
Jack Lynch	1,515	*	1,515	—
Grant Maples	3,030	*	3,030	—
Terry McCarter	27,963	*	12,963	15,000	*
Robert McDaniel	1,000	*	1,000	—
Michelle Mudrone	5,040	*	5,040	—
Tonya Murphy	3,600	*	1,600	—
Michael Palmer	1,543	*	1,543	—
Joe Price	5,066	*	2,000	3,066	*
Kathryn Ramzy	2,750	*	2,750	—
William Rapp	1,394	*	1,394	—
Michael Robnett	13,629	*	9,129	4,500	*
Larry Shaw	1,200	*	1,200	—
Peter Stringer	1,001	*	1,001	—
Daniel Strodel	7,575	*	7,575	—
Greg Studer	16,000	*	16,000	—
Stanley Tucker	1,168	*	4,368	—
Maryann Weaver	1,065	*	1,065	—
Gary Worthy	2,117	*	2,117	—

* Denotes less than 1% of the outstanding shares of common stock

1.	Assumes sales of all of the shares offered; however, the Selling Stockholders may or may not sell any of the offered shares.

2.	Applicable percentage of ownership for each selling shareholder is based on 24,814,282 shares of common stock outstanding as of October 2, 2003.

3.	Mr. Hortenstine was the President of Texas Capital Bancshares, Inc. until April 15, 2003.

PLAN OF DISTRIBUTION

          Each selling stockholder may sell his or her shares of common stock for value from time to time under this prospectus in one or more transactions on the Nasdaq National Market, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

          Each selling stockholder and any broker-dealer that participates in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will pay all other expenses in connection with this offering, including without limitation any expenses of registration of the common stock, and will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

          We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares of common stock pursuant to this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

          We have retained Patton Boggs LLP on a regular basis to perform legal services for us, including acting as our counsel in connection with the preparation of this Registration Statement. Larry A. Makel, a member of our board of directors, is a partner in the law firm Patton Boggs LLP. As of July 31, 2003, partners of Patton Boggs LLP beneficially owned, in the aggregate, 229,584 shares, or 1.07% of our issued and outstanding common stock.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement on Form S-8 with the Securities and Exchange Commission under the Securities Act to allow the selling stockholders to resell the common stock offered by means of this prospectus. This prospectus, which is a part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the Registration Statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement, and each statement is qualified in all respects by that reference. We are subject to the information and periodic reports requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the Registration Statement and the accompanying schedules and exhibits and any other documents that we file may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our Prospectus filed pursuant to Rule 424(b) of the Securities Act dated August 13, 2003, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and Current Reports on Form 8-K dated March 21, 2003, April 23, 2003, June 12, 2003, August 4, 2003 and August 18, 2003 filed pursuant to Section 13 of the Exchange Act, are incorporated by reference herein.

          All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. The information contained in the documents we incorporate by reference is considered a part of this prospectus. Additionally, because information concerning us, whether contained in this prospectus or in a document incorporated by reference, will be amended or superceded by more current information contained in later filed documents, the information that we file with the Commission after the date of this prospectus will update and supercede older information contained in, or incorporated by reference into, this prospectus.

          We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any documents incorporated into this prospectus by reference. Requests for copies of such documents should be directed to Texas Capital Bancshares, Inc., 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201, telephone (214) 932-6600, Attention: Investor Relations.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF DOCUMENTS BY REFERENCE

          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our Prospectus filed pursuant to Rule 424(b) of the Securities Act dated August 13, 2003, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and Current Reports on Form 8-K dated March 21, 2003, April 23, 2003, June 12, 2003, August 4, 2003 and August 18, 2003 filed pursuant to Section 13 of the Exchange Act, are incorporated by reference herein.

          All documents we have filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

INTEREST OF NAMED EXPERTS AND COUNSEL

          We have retained Patton Boggs LLP on a regular basis to perform legal services for us, including acting as our counsel in connection with the preparation of this Registration Statement. Larry A. Makel, a member of our board of directors, is a partner in the law firm Patton Boggs LLP. As of July 31, 2003, partners of Patton Boggs LLP beneficially owned, in the aggregate, 229,584 shares, or 1.07% of our issued and outstanding common.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

          Our certificate of incorporation provides that we shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify all persons who we may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

          Our certificate of incorporation and bylaws provide that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other employees and agents, subject to very limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions; and

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

          We have obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

          The indemnification provisions in our certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

          We have entered into indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also may require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

EXEMPTION FROM REGISTRATION CLAIMED

          The options issued to certain of our employees prior to September 2000 were issued in transactions exempt from registration pursuant to Rule 701 under the Securities Act. After September 2000, we sold restricted shares of our common stock to be reoffered and resold pursuant to this Registration Statement to certain employees in transactions exempt from registration pursuant to Section 4(2) of the Securities Act. We believe that such transactions did not constitute a public offering as a result of (1) the highly limited nature of the offering, (2) our pre-existing relationship with our employees that purchased such shares at the time of the transactions and (3) the extensive information regarding our business operations and financial condition available at the time of the transactions.

EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

Exhibit
Number	Exhibit

4.1	Form of Common Stock Certificate, which is incorporated by reference to Exhibit 4.1 to the third amendment to our registration statement on Form S-3 dated July 31, 2003

4.2	Texas Capital Bancshares, Inc. 1999 Omnibus Stock Plan, which is incorporated by reference to Exhibit 4.1 to our registration statement on Form 10 dated August 24, 2000

4.3	Texas Capital Bancshares, Inc. 2000 Employee Stock Purchase Plan, which is incorporated by reference to Exhibit 4.2 to our registration statement on Form 10 dated August 24, 2000

5.1	Opinion and Consent of Patton Boggs LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

UNDERTAKINGS

          The registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or the high end of the maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) 9f, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

          (d) We will submit, in a timely manner, the 1999 Plan and the 2000 Plan to the Internal Revenue Service (the “IRS”) to determine if the 1999 Plan and the 2000 Plan qualify under Section 401 of the Internal Revenue Code. In the event the IRS determines that either the 1999 Plan or the 2000 Plan does not currently qualify under Section 401 of the Internal Revenue Code, we will make any changes the IRS requires in order to cause the 1999 Plan and the 2000 Plan to qualify under Section 401 of the Internal Revenue Code.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on the 2nd day of October 2003.

Texas Capital Bancshares, Inc.

By:	/s/ Joseph M. Grant

Joseph M. Grant
Chief Executive Officer

Each person whose signature appears below appoints Joseph M. Grant and George F. Jones, Jr., individually, as true and lawful attorneys-in-fact and agents, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph M. Grant Joseph M. Grant	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	October 2, 2003

/s/ George F. Jones, Jr. George F. Jones, Jr.	President and Chief Executive Officer of Texas Capital Bank, N.A. and Director	October 2, 2003

/s/ Gregory B. Hultgren Gregory B. Hultgren	Executive Vice President and Chief Financial Officer (principal accounting officer)	October 2, 2003

/s/ Leo Corrigan III Leo Corrigan III	Director	October 2, 2003

/s/ James R. Erwin James R. Erwin	Director	October 2, 2003

Frederick B. Hegi, Jr.	Director

/s/ James R. Holland, Jr. James R. Holland, Jr.	Director	October 2, 2003

/s/ Larry A. Makel Larry A. Makel	Director	October 2, 2003

Signature	Title	Date

Walter W. McAllister III	Director

/s/ Lee Roy Mitchell Lee Roy Mitchell	Director	October 2, 2003

/s/ Steve Rosenberg Steve Rosenberg	Director	October 2, 2003

/s/ John C. Snyder John C. Snyder	Director	October 2, 2003

/s/ Robert W. Stallings Robert W. Stallings	Director	October 2, 2003

/s/ James Cleo Thompson, Jr. James Cleo Thompson, Jr.	Director	October 2, 2003

/s/ Ian J. Turpin Ian J. Turpin	Director	October 2, 2003

EXHIBIT INDEX

Exhibit
Number	Exhibit

4.1	Form of Common Stock Certificate, which is incorporated by reference to Exhibit 4.1 to the third amendment to our registration statement on Form S-3 dated July 31, 2003

4.2	Texas Capital Bancshares, Inc. 1999 Omnibus Stock Plan, which is incorporated by reference to Exhibit 4.1 to our registration statement on Form 10 dated August 24, 2000

4.3	Texas Capital Bancshares, Inc. 2000 Employee Stock Purchase Plan, which is incorporated by reference to Exhibit 4.2 to our registration statement on Form 10 dated August 24, 2000

5.1	Opinion and Consent of Patton Boggs LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)